Exhibit 4.23

Summary Translation

Lease Agreement between Shenzhen Shilian Junhui Real Estate Operation and Management Inc. and Shenzhen Yimao New Energy Sales Co., Ltd.

Party A: Shenzhen Shilian Junhui Real Estate Operation and Management Inc.

Party B: Shenzhen Yimao New Energy Sales Co., Ltd.

The two parties signed a Lease Agreement. Party A rented the place to Party B.

The house is located in Suite 510, Floor 5, Tower B, Zhongshe Square, 1028 Buji Rd, Luohu District, Shenzhen City, Guangdong Province, China, with an area of 120 square meters.

The place is used as office space for Party B.

The rental period of the place is from November 12, 2019 to November 11, 2020. The rent is paid every month. The total annual rent of the house is 7,800 yuan.

The Agreement is made in duplicate with all parties herein holding one copies each with the same legal effect.

Shenzhen Shilian Junhui Real Estate Operation and Management Inc.

(Corporate Chop)

By: /s/

Shenzhen Yimao New Energy Sales Co., Ltd.

(Corporate Chop)

By: /s/ Mingqin Dong